Exhibit 10.1
FIRST AMENDMENT TO MERGER AGREEMENT
     THIS FIRST AMENDMENT TO MERGER AGREEMENT (this “Amendment”), dated as of March 9, 2009, is by and between Investors Bancorp, Inc., a Delaware corporation (“Investors”), and American Bancorp of New Jersey, Inc., a New Jersey corporation (“ABNJ”), and amends the Merger Agreement (the “Merger Agreement”), dated as of December 14, 2008, by and between Investors and ABNJ, pursuant to which ABNJ is to merge with and into Investors (the “Merger”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Merger Agreement.
     WHEREAS, the Board of Directors of each of Investors and ABNJ has determined that this Amendment is in the best interests of their respective companies and shareholders and wish to proceed with the Merger in accordance with the terms of the Merger Agreement, as amended hereby.
     NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Investors and ABNJ, intending to be legally bound, agree as follows:
     1. Amendment to Section 3.2 of the Merger Agreement. Section 3.2.1 of the Merger Agreement is revised and replaced in its entirety to read as follows:
     3.2.1 Holders of ABNJ Common Stock may elect to receive shares of Investors Common Stock or cash (in either case without interest) in exchange for their shares of ABNJ Common Stock in accordance with the procedures set forth herein; provided that, in the aggregate, and subject to the provisions of Section 3.2.7, 65% of the total number of shares of ABNJ Common Stock issued and outstanding at the Effective Time, excluding any Treasury Shares (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of ABNJ Common Stock shall be converted into the Cash Consideration. Shares of ABNJ Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of ABNJ Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of ABNJ Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of ABNJ Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”
     2. Amendment to Section 11.1 of the Merger Agreement. Section 11.1.10 of the Merger Agreement is revised and replaced in its entirety to read as follows:
          11.1.10 By ABNJ, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five-day period commencing on and following the Determination Date, such termination to be effective on the 10th day following such Determination Date (“Effective Termination Date”), if both of the following conditions are satisfied:

     (i) The Investors Market Value on the Determination Date is less than $9.49, adjusted as indicated in the last sentence of this Section 11.1.10; and
     (ii) (a) the number obtained by dividing the Investors Market Value on the Determination Date by the Initial Investors Market Value (“Investors Ratio”) shall be less than (b) the quotient obtained by dividing the Final Index Price by the Initial Index Price minus 0.30;
subject, however, to the following three sentences. If ABNJ elects to exercise its termination right pursuant to this Section 11.1.10, it shall give prompt written notice thereof to Investors. During the five business day period commencing with its receipt of such notice, Investors shall have the option to increase the consideration to be received by the holders of ABNJ Common Stock who are to receive Investors Common Stock hereunder by adjusting the Exchange Ratio to one of the following quotients at its sole discretion: (i) a quotient, the numerator of which is equal to the product of the Initial Investors Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.30, and the denominator of which is equal to Investors Market Value on the Determination Date; or (ii) the quotient determined by dividing the Initial Investors Market Value by the Investors Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.70. If Investors so elects, it shall give, within such five business-day period, written notice to ABNJ of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 11.1.10 and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).
     For purposes of this Section 11.1.10, the following terms shall have the meanings indicated below:
     “Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Mergers have been received (disregarding any waiting period).
     “Final Index Price” means the average of the daily closing value of the Index for the five consecutive trading days immediately preceding the Determination Date.
     “Initial Index Price” means the closing value of the Index on the trading day ended two days preceding the execution of this Agreement.
     “Index Group” means the SNL Thrift Index.
     “Index Ratio” shall be the Final Index Price divided by the Initial Index Price.
     “Initial Investors Market Value” means $13.56, adjusted if applicable as indicated in the last sentence of Section 11.1.10.
     “Investors Market Value” shall be the average of the daily closing sales prices of a share of Investors Common Stock as reported on the Nasdaq for the five consecutive trading days immediately preceding the Determination Date.

     If Investors declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices of Investors Common Stock shall be appropriately adjusted for the purposes of applying this Section 11.1.10.
     3. Remainder Unaffected. The other terms and provisions of the Merger Agreement shall not be affected by this Amendment, and the Merger Agreement shall continue in full force and effect as amended hereby.
     4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     5. Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Amendment shall be governed by and construed in all respects in accordance with the internal laws and judicial decisions of the State of Delaware.
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     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its duly authorized officer as of the day and year first above written.

Investors Bancorp, Inc.
By:	/s/ Kevin Cummings
	Name:	Kevin Cummings
	Title:	President and Chief Executive Officer

American Bancorp of New Jersey, Inc.
By:	/s/ Joseph Kliminski
	Name:	Joseph Kliminski
	Title:	Chief Executive Officer

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